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                                                                    EXHIBIT 3.3

                            CERTIFICATE OF FORMATION
                                       OF
                             ARTHUR KILL POWER LLC

         The undersigned, being a natural person 18 years of age or older and for the purpose of forming a limited liability company for general business purposes under the Delaware Limited Liability Act, hereby adopts the following Certificate of Formation:

         1. Name: The name of the limited liability company is Arthur Kill Power LLC.

         2. Registered Office: The address of the registered office of the limited liability company is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

         3. Organizer: The name and address of the sole organizer of the limited liability company is Michael J. Young, NRG Energy, Inc., 1221 Nicollet Mall, Suite 700, Minneapolis, Minnesota 55403-2445.

         IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Arthur Kill Power LLC this 10th day of March, 1999.

                                                     /s/ Michael J. Young
                                                     --------------------
                                                     Michael J. Young
                                                     Authorized Person